Exhibit 99.1

Escalade Reports Second Quarter 2016 Results

-- Second quarter sales of $48.5 million, up 10.7% from prior year

-- Diluted earnings per share of $0.15 compared to $0.23 reported for second quarter 2015

-- Company declared a quarterly dividend of $0.11 per share

EVANSVILLE, Ind., Aug. 4, 2016 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that net sales for the second quarter of 2016 were $48.5 million, or 10.7% higher compared to net sales of $43.8 million for the same quarter in 2015. The increase in sales is primarily related to new product offerings introduced into the market during 2016 as well as recently completed acquisitions. These increases were partially offset by the continued softness within the archery category.

Gross margin ratio for the second quarter of 2016 decreased to 26.2% compared to gross margin ratio of 30.1% for the same period in 2015. The reduction in gross margin is a combination of decreased sales in the archery category as well as an unfavorable change in product mix.

Selling, general and administrative expenses (SG&A) were $8.9 million for the quarter compared to $8.2 million for the same period in 2015, an increase of $0.7 million. The increase in SG&A is largely due to increased selling expenses and marketing efforts related to new product offerings introduced in 2016. As a percentage of sales, SG&A for the second quarter of 2016 have decreased to 18.4% from 18.7% reported for the same period in 2015.

Other income for the second quarter of 2016 was adversely impacted from the operating results of the Company's 50% ownership in STIGA, a Swedish entity.

Net income for the second quarter of 2016 was $2.1 million, or $0.15 diluted earnings per share compared to net income of $3.2 million or $0.23 diluted earnings per share for the same quarter in 2015.

The Company announced a quarterly dividend of $0.11 per share would be paid to all shareholders of record on September 12, 2016 and disbursed on September 19, 2016.

"Despite ongoing sporting goods retailer liquidations and a soft archery market, we achieved revenue growth of 10.7%," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "This was driven by our new product launch of BearX crossbows and GoTek portable basketball systems, along with revenue from recently acquired businesses, most notably Triumph Sports. Operating income was down as we continue to invest in advertising and in store marketing to support the new product introductions. We also incurred costs related to consolidation of our operating systems related to acquisitions and re-establishing our bad debt reserve that was depleted with the Sports Authority and Sports Chalet bankruptcies. Our growth strategy of strategic acquisitions and internally developed product remains a focus for the Company, and we will continue executing on that strategy."

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-1358.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
	July 9, 2016	July 11, 2015	July 9, 2016	July 11, 2015

Net sales	$48,463	$43,795	$83,031	$77,214

Costs and Expenses
Cost of products sold	35,749	30,595	59,288	53,180
Selling, administrative and general expenses	8,910	8,199	16,673	14,113
Amortization	799	844	1,587	1,477

Operating Income	3,005	4,157	5,483	8,444

Other Income (Expense)
Interest expense	(256)	(131)	(420)	(232)
Equity in earnings of affiliates	127	344	176	1,011
Other income	74	171	133	237

Income Before Income Taxes	2,950	4,541	5,372	9,460

Provision for Income Taxes	860	1,319	1,585	2,741

Net Income	$ 2,090	$ 3,222	$ 3,787	$ 6,719

Earnings Per Share Data:
Basic earnings per share	$ 0.15	$ 0.23	$ 0.27	$ 0.48
Diluted earnings per share	$ 0.15	$ 0.23	$ 0.26	$ 0.47

Average shares outstanding	14,265	14,072	14,237	14,047

Consolidated Condensed Balance Sheets

All Amounts in Thousands Except Share Information	July 9, 2016	December 26, 2015	July 11, 2015
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 3,263	$ 1,982	$ 2,268
Time deposits	--	--	750
Receivables, less allowance of $453; $1,086; and $744; respectively	33,385	38,984	27,366
Inventories	37,520	25,862	31,601
Prepaid expenses	2,194	2,534	2,264
Deferred income tax benefit	1,700	1,543	1,154
Prepaid income tax	1,139	1,910	2,317
TOTAL CURRENT ASSETS	79,201	72,815	67,720

Property, plant and equipment, net	14,256	14,363	12,856
Intangible assets, net	21,597	16,868	11,987
Goodwill	21,456	20,047	14,875
Investments	18,691	19,644	17,562
TOTAL ASSETS	$155,201	$143,737	$125,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable	$ 26,806	$ 19,776	$ 9,193
Current portion of long-term debt	1,605	1,810	1,604
Trade accounts payable	5,846	2,547	4,362
Accrued liabilities	10,312	14,174	11,622
TOTAL CURRENT LIABILITIES	44,569	38,307	26,781

Other Liabilities:
Long term debt	5,625	1,750	2,155
Deferred income tax liability	7,200	7,200	2,997
TOTAL LIABILITIES	57,394	47,257	31,933
Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,271,209; 14,179,844; and 14,115,061; shares respectively	14,271	14,180	14,115
Retained earnings	86,783	85,478	82,386
Accumulated other comprehensive loss	(3,247)	(3,178)	(3,434)
TOTAL STOCKHOLDERS' EQUITY	97,807	96,480	93,067
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$155,201	$143,737	$125,000